Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan of Coca-Cola European Partners plc of our reports dated March 14, 2019, with respect to the consolidated financial statements of Coca-Cola European Partners plc and the effectiveness of internal control over financial reporting of Coca-Cola European Partners plc included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, United Kingdom
September 10, 2019